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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
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                                                           THREE MONTHS              NINE MONTHS
                                                        ENDED SEPTEMBER 30,      ENDED SEPTEMBER 30,
                                                       --------------------     ---------------------
                                                         2000        2001         2000        2001
                                                       --------    --------     --------    ---------
Loss before extraordinary item ...............        $(52,965)    $(110,330)    $(144,255)   $(263,118)
Dividends on preferred stock..................         (16,353)      (19,000)      (39,571)     (58,770)
                                                      --------     ---------     ---------    ---------
Loss before extraordinary item applicable to
 common stock for basic and diluted
 computations.................................         (69,318)     (129,330)     (183,826)    (321,888)

Extraordinary item............................              --            --        (1,495)          --
                                                      --------     ---------     ---------    ---------
Net loss applicable to common stock for basic
 and diluted computations.....................        $(69,318)    $(129,330)    $(185,321)   $(321,888)
                                                      ========     =========     =========    =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........         191,763       214,986       171,985      213,413
                                                      ========     =========     =========    =========
Per common share--basic and diluted:
  Loss before extraordinary item..............        $  (0.36)    $   (0.60)     $  (1.07)   $   (1.51)

Extraordinary item............................              --            --         (0.01)          --
                                                      --------     ---------      --------    ---------
   Net loss...................................        $  (0.36)    $   (0.60)     $  (1.08)   $   (1.51)
                                                      ========     =========      ========    =========
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